  As filed with the Securities and Exchange Commission on October 21, 1998

                                           Registration Statement No. 333-

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------
                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             THRIFT MANAGEMENT, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          FLORIDA                                       65-0309540
-------------------------------             ------------------------------------
(State of other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

3141 WEST HALLANDALE BEACH BOULEVARD, HALLANDALE, FLORIDA             33009
---------------------------------------------------------            ---------
(Address of Principal Executive Offices)                             (Zip Code)

                 THRIFT MANAGEMENT, INC. 1996 STOCK OPTION PLAN
                 ----------------------------------------------
                            (Full title of the Plan)

                                  Marc Douglas
                      President and Chief Executive Officer
                             Thrift Management, Inc.
                      3141 West Hallandale Beach Boulevard
                            HALLANDALE, FLORIDA 33009
                     ---------------------------------------
                     (Name and address of agent for service)

                                 (954) 985-8430
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                              Nina S. Gordon, P.A.
                             Dale S. Bergman, P.A.
                                Broad and Cassel
                          201 South Biscayne Boulevard
                                   Suite 3000
                              Miami, Florida 33131
                                 (305) 373-9400
                           (305) 373-9495 (facsimile)

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
                                                       PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF SECURITIES TO      AMOUNT TO BE              OFFERING PRICE PER      AGGREGATE OFFERING         AMOUNT OF
    BE REGISTERED           REGISTERED (1)                 SHARE(2)                PRICE(2)          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
                           Common Stock,
        1,500,000          $.01 par value                  $2.84375                $4,265,625             $1,258.36
---------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416, promulgated under the Securities Act of 1933, as amended, this Registration Statement covers an indeterminate number of securities to be offered as a result of any adjustment from stock splits, stock dividends or similar events.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, promulgated under the Securities Act of 1933, as amended, and based upon the average of the closing bid and asked price of the Common Stock on October 16, 1998.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents are incorporated by reference into this Registration Statement:

         1. The Company's Consolidated Financial Statements as of December 31, 1996 and for the year then ended, as set forth in the Post-Effective Amendment No. 3 to the Company's Registration Statement on Form SB-2 (File No. 333-5190-A), as filed with the Securities and Exchange Commission (the "Commission") on October 21, 1998;

         2. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, as filed with the Commission; and

         3. The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1998 and June 30, 1998, as filed with the Commission.

         In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

GENERAL

         The Company's authorized capital stock consists of 15,000,000 shares of Common Stock, par value $.01 per share, and 1,500,000 shares of Preferred Stock, par value $.01 per share. As of October 21, 1998, 2,175,000 shares of Common Stock and 250,000 shares of Series A Preferred Stock are outstanding.

COMMON STOCK

         Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of the shareholders. The holders of Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefor. The Company does not currently intend to declare or pay cash dividends in the foreseeable future, but rather intends to retain any future earnings to finance the expansion of its businesses. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in the assets of the Company, if any, legally available for distribution to shareholders after the payment of all debts and liabilities of the Company and payment of the liquidation preference of any outstanding shares of Preferred Stock.

         The Common Stock has no preemptive rights and no subscription, redemption or conversion privileges. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of Common Stock voting for the election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of shareholders.

PREFERRED STOCK

         The Board of Directors has the authority to issue up to 1,500,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designation, preferences and relative participation, option or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights and dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders.

         The Company has designated 250,000 shares of Preferred Stock as Series A Preferred Stock, which shares were issued to Marc Douglas, Chief Executive Officer, President, and a director of the Company, in connection with the reorganization in which the Company was formed and certain affiliated companies became wholly owned subsidiaries. Holders of the Series A Preferred Stock are entitled to vote together with the holders of Common Stock on all matters (except as required by law), with each share of Series A Preferred Stock having 10 votes. The Series A Preferred Stock has a liquidation preference of $.10 per share over the Common Stock. The Series A Preferred Stock does not provide for the payment of a stated rate of dividends, is not convertible into Common Stock, and is not redeemable by the Company.

WARRANTS

         The Warrants have been issued pursuant to an agreement (the "Warrant Agreement") between the Company and North American Transfer Co., as warrant agent (the "Warrant Agent"). The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement and the Warrant certificates, the forms of which have been filed as an exhibit to this Registration Statement.

         Each Warrant entitles its holder to purchase one share of Common Stock at current exercise price of $5.00 per share, although in September 1998 the Company's Board of Directors announced its intention to reduce the exercise price per share to a price more in line with the current trading prices of the Company's Common Stock. The Warrants, which expire on December 5, 2002, are exercisable for five years commencing one year from the date of issuance, which is the date of this Prospectus. The Warrants may be redeemed by the Company at any time, at a redemption price of $.10 per Warrant upon 30 days' prior written notice, provided the average closing bid price of the Common Stock for 20 consecutive trading days ending on the 15th day prior to the date notice of redemption was given by the Company has been at least 150% of the exercise price then in effect. Warrant holders shall have exercise rights until the close of the business day preceding the date fixed for redemption.

         In order for a holder to exercise a Warrant, and as required in the Warrant Agreement, there must be a current registration statement on file with the Securities and Exchange Commission pertaining to the shares of Common Stock underlying the Warrants, and such shares must be registered or qualified for sale under the securities laws of the state in which such Warrant holder resides or such exercise must be exempt from registration in such state. If a registration statement covering such shares of Common Stock is not kept current for any reason, of if the shares underlying the Warrants are not registered in the state in which a holder resides, the Warrants will not be exercisable and will be deprived of any value.

         Holders of the Warrants will be protected against dilution upon the occurrence of certain events, including, but not limited to, the issuance of any Common Stock or other securities convertible or exercisable for Common Stock at a price per share less than the exercise price or the market price of the Common Stock, or in the event of any stock dividend, stock split, reclassification, recapitalization, stock combination or similar transaction. Holders of the Warrants will have no voting rights and will not be entitled to dividends. In the event of liquidation, dissolution or winding up of the Company, holders of Warrants will not be entitled to participate in any distribution of the Company's assets.

         The purchase price payable upon exercise of the Warrants is to be paid in lawful money of the United States. The Company is not required to issue certificates representing fractions of shares of Common Stock upon the exercise of Warrants; rather, with respect to any fraction of a share, the Company will make payment in cash based upon the market price of the Common Stock as determined by the Warrant Agent.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article VIII of the Company's Amended and Restated Articles of Incorporation provides that the Company shall indemnify its officers and directors to the fullest extent permitted by law.

         The Company's Amended and Restated Bylaws and the Florida Business Corporation Act provide for indemnification of directors and officers against certain liabilities. Pursuant to the Company's Amended and Restated Bylaws, officers and directors of the Company are indemnified, to the fullest extent available under Florida law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was an officer, director, employee or agent of the Company. The Company may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by the Company.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

         4.1      1996 Stock Option Plan, as amended

         4.2      Form of Warrant Agent Agreement with attached Form of
                  Warrant(1)

         5.1      Opinion of Broad and Cassel

         23.1 Consent of Broad and Cassel (contained in its opinion filed as Exhibit 5.1 to this Registration Statement)

         23.2     Consent of Massella, Tomaro & Co., LLP

         23.3     Consent of Berkowitz Dick Pollack & Brant LLP

         24.1 Power of Attorney (included in the signature page of this Registration Statement)

--------------------------
(1) Incorporated herein by reference to Exhibit 4.6 to the Company's Registration Statement on Form SB-2 (File No. 333-5190-A)

ITEM 9.    UNDERTAKINGS

         The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hallandale, State of Florida on this 16th day of October, 1998.

                                             THRIFT MANAGEMENT, INC.



                                             By: /s/ Marc Douglas
                                                 -------------------------------
                                                 Marc Douglas, President and
                                                   Chief Executive Officer

                                POWER OF ATTORNEY

           Each person whose signature appears below constitutes and appoints Marc Douglas and Stephen L. Wiley, or any one of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

              SIGNATURES                                     TITLE                              DATE
              ----------                                     -----                              ----



/s/ Marc Douglas                        President, Chief Executive Officer and            October 16, 1998
------------------------------------    Director (Principal executive officer)
     Marc Douglas



/s/ Stephen L. Wiley                    Chief Financial Officer and Director              October 16, 1998
------------------------------------    (Principal financial and accounting
     Stephen L. Wiley                   officer)






/s/ Ileen Little                        Vice President, Secretary                         October 16, 1998
------------------------------------    and Director
     Ileen Little



                                        Director                                          October ____, 1998
------------------------------------
     Jay M. Haft




                                        Director                                          October ____, 1998
------------------------------------
     Stephen H. Bittel


                               INDEX TO EXHIBITS*

EXHIBIT NO.
-----------
      4.1                  1996 Stock Option Plan, as amended

      5.1                  Opinion of Broad and Cassel

     23.1                  Consent of Broad and Cassel (contained in its opinion filed as Exhibit 5.1 to this
                           Registration Statement)

     23.2                  Consent of Massella, Tomaro & Co., LLP

     23.3                  Consent of Berkowitz Dick Pollack & Brant LLP

     24.1                  Power of Attorney (included in the signature page of this Registration Statement)













----------------------

* All other exhibits listed in Item 8 of the Registration Statement have been incorporated herein by reference, as indicated therein.